As filed with the Securities and Exchange Commission on August 14, 2018

Registration No. 333-164741

Registration No. 333-161890

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration No. 333-164741

Form S-8 Registration No. 333-161890

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

XPLORE TECHNOLOGIES CORP.

(Exact name of registrant as specified in its charter)

Delaware	26-0563295
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

8601 RR 2222, Building II

Austin, Texas 78730

(Address, including zip code, of principal executive offices)

Xplore Technologies Corp. 2009 Stock Incentive Plan

Xplore Technologies Corp. Amended and Restated Share Option Plan

Xplore Technologies Corp. 2009 Employee Stock Purchase Plan

(Full title of the plan)

Jim Kaput

Vice President and Secretary

Xplore Technologies Corp.

8601 RR 2222, Building II

Austin, TX 78730

(512) 336-7797

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements (collectively, the “Registration Statements”) of Xplore Technologies Corp. (the “Company”):

• Registration Statement No. 333-161890, registering shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), issuable pursuant to Company’s 2009 Stock Incentive Plan (the “2009 Incentive Plan”), the Company’s Amended and Restated Share Option Plan and the Company’s 2009 Employee Stock Purchase Plan, filed with the Securities and Exchange Commission (the “SEC”) on September 11, 2009; and

• Registration Statement No. 333-164741, registering shares of Common Stock issuable pursuant to 2009 Incentive Plan, filed with the SEC on February 5, 2010.

On July 5, 2018, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Zebra Technologies Corporation, a Delaware corporation (“Parent”), and Wolfdancer Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Zebra (“Purchaser”), providing for, among other things, the tender offer by Parent and Purchaser to purchase all of the outstanding shares of the Common Stock at a purchase price of $6.00 per share (the “Offer”), and following the consummation of the Offer and subject to the satisfaction or waiver of the applicable conditions set forth in the Merger Agreement, including the Minimum Condition (as defined in the Merger Agreement), Purchaser will accept the Shares for Parent in the Offer and Purchaser will merge with and into the Company upon the terms and subject to the conditions set forth in the Merger Agreement, with the Company continuing as the surviving corporation (the “Surviving Corporation”) and becoming a wholly-owned subsidiary of Parent (the “Merger”).

On August 14, 2018, the Merger became effective as a result of the filing of a Certificate of Merger with the Secretary of State of the State of Delaware. As a result of the Merger, each share of Common Stock outstanding immediately prior to the Merger was converted into the right to receive $6.00 in cash (the “Merger Consideration”). In addition:

•

each outstanding option to purchase Common Stock, whether vested or unvested, was cancelled in exchange for the right to receive a cash payment equal to the number of shares of Common Stock subject to such option multiplied by the excess of the Merger Consideration over the exercise price of such option;

•

each outstanding option to purchase Common Stock with an exercise price per share that is equal to or in excess of the Merger Consideration was cancelled for no consideration and without any payment therefor;

•

each outstanding equity-based award of the Company that was subject to performance-based conditions, whether vested or unvested, was cancelled in exchange for the right to receive a cash payment equal to the number of shares of Common Stock subject to such performance share award (assuming achievement of the applicable performance-based conditions at the maximum level) multiplied by the Merger Consideration; and

•

each outstanding restricted stock unit award (“RSU”) of the Company, whether vested or unvested, was cancelled in exchange for the right to receive the Merger Consideration multiplied by the number of shares of Common Stock subject to such RSU.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. Effective upon filing hereof, the Company hereby removes from registration all shares of Common Stock registered under the Registration Statements that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lincolnshire, State of Illinois, on August 14, 2018.

XPLORE TECHNOLOGIES CORP.

By:	/s/ Jim Kaput
Jim Kaput
Vice President and Secretary

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act.